As filed with the Securities and Exchange Commission on June 29, 2007

Registration No. 333-_______

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

DISCOVER FINANCIAL SERVICES

(Exact name of registrant as specified in its charter)

Delaware	36-2517428
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

2500 Lake Cook Road, Riverwoods, Illinois 60015

(Address of principal executive offices, including zip code)

Discover Financial Services Directors’ Compensation Plan

(Full title of the plan)

Kathryn McNamara Corley

Senior Vice President, General Counsel and Secretary

2500 Lake Cook Road

Riverwoods, Illinois 60015

(224) 405-0900

(Telephone number, including area code, of Agent for Service)

CALCULATION OF REGISTRATION FEE

Title Of Securities to be Registered	Amount to be Registered		Proposed Maximum Offering Price Per Share		Proposed Maximum Aggregate Offering Price		Amount of Registration Fee
Common Stock, $.01 par value	500,000 shares	(1)	$30.19	(2)	$15,095,000	(2)	$464

(1)	This registration statement also covers such additional and indeterminate number of shares as may become issuable because of the provisions of the Discover Financial Services Directors’ Compensation Plan relating to adjustments for changes resulting from a stock dividend, stock split or similar change.
(2)	Estimated solely for purposes of calculating the registration fee and, pursuant to Rules 457(c) and (h) under the Securities Act, based upon the average of the high and low prices of the Common Stock as reported on the New York Stock Exchange on June 27, 2007.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.	INCORPORATION OF DOCUMENTS BY REFERENCE

The following documents heretofore filed with the Securities and Exchange Commission (the “Commission”) by Discover Financial Services (the “Company”) are incorporated herein by reference:

(a) The Company’s Registration Statement on Form 10, as amended (File No. 001-33378), including a description of the Company’s common stock, filed under the Securities Exchange Act of 1934, as amended (the “Exchange Act”); and

(b) The Company’s Current Reports on Form 8-K filed under the Exchange Act on June 12, June 12 and June 19, 2007.

All documents filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the respective dates of filing of such documents, it being understood that any documents filed by the Company with the Commission pursuant to Item 2.02 or 7.01 of Form 8-K shall not be deemed to be incorporated by reference into this Registration Statement.

ITEM 4.	DESCRIPTION OF SECURITIES

Not applicable.

ITEM 5.	INTERESTS OF NAMED EXPERTS AND COUNSEL

Certain legal matters in connection with the common stock offered hereby will be passed upon for the Company by Christopher Greene, an employee of the Company and Vice President, Assistant General Counsel of the Company. Following completion of the spin-off of the Company, Mr. Greene will be eligible to participate in the Company’s Omnibus Incentive Plan and will own shares of the Company’s common stock, restricted stock units and options to purchase shares of the Company’s common stock.

ITEM 6.	INDEMNIFICATION OF DIRECTORS AND OFFICERS

The Company is a Delaware corporation. Section 145 of the General Corporation Law of the State of Delaware, as amended, provides that under certain circumstances a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that such person is or was a director, officer, employee or agent of the corporation or is or was serving at its request in such capacity in another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful. The statute provides that indemnification pursuant to its provisions is not exclusive of other rights of indemnification to which a person may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise.

The Company’s amended and restated certificate of incorporation limits the liability of directors to the maximum extent permitted by Delaware law. Delaware law provides that directors of a corporation will not be personally liable to the corporation or its stockholders for monetary damages for breach of their fiduciary duties as directors, except for liability:

•	for any breach of their duty of loyalty to the corporation or its stockholders;

•	for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	under Section 174 of the Delaware General Corporation Law relating to unlawful payments of dividends or unlawful stock repurchases or redemptions; or

•	for any transaction from which the director derived an improper personal benefit.

The Company maintains insurance policies under which the directors and officers of the Company are insured, within the limits and subject to the limitations of the policies, against certain expenses in connection with the defense of actions, suits or proceedings, and certain liabilities which might be imposed as a result of such actions, suits or proceedings, to which they are parties by reason of being or having been such directors or officers which could include liabilities under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.

ITEM 7.	EXEMPTION FROM REGISTRATION CLAIMED

Not applicable.

ITEM 8.	EXHIBITS

Exhibit Number	Description
4(a)	Amended and Restated Certificate of Incorporation of the Company (incorporated by reference to Exhibit 4(a) to the Company’s Registration Statement on Form S-8 filed on June 29, 2007, relating to the Discover Financial Services Omnibus Incentive Plan).

4(b)	Amended and Restated Bylaws of the Company (incorporated by reference to Exhibit 3.1 the Company’s Current Report on Form 8-K filed on June 19, 2007).

4(c)	Discover Financial Services Directors’ Compensation Plan (incorporated by reference to Exhibit 10.3 the Company’s Current Report on Form 8-K filed on June 19, 2007).

5	Opinion of Christopher Greene, Esq.

23(a)	Consent of Deloitte & Touche LLP.

23(b)	Consent of Christopher Greene, Esq. (included in Exhibit 5).

24	Powers of Attorney (included on Signature Page hereto).

ITEM 9.	UNDERTAKINGS

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment hereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement.

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remained unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Village of Riverwoods, State of Illinois, on this 29th day of June 2007.

DISCOVER FINANCIAL SERVICES

By:	/s/ Kathryn McNamara Corley
Name:	Kathryn McNamara Corley
Title:	Senior Vice President, General Counsel and Secretary

Each person whose signature appears below constitutes and appoints, Kathryn McNamara Corley and Roy A. Guthrie, and each of them, his/her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, to sign, execute and file with the Securities and Exchange Commission (or any other governmental or regulatory authority), for us and in our names in the capacities indicated below, this registration statement on Form S-8 (including all amendments, including post-effective amendments, thereto), and any registration statement filed pursuant to Rule 462(b) of the Securities Act in connection with the securities registered hereunder, together with all exhibits and any and all documents required to be filed with respect thereto, granting unto said attorneys-in-fact and agents and each of them, full power and authority to do and to perform each and every act and thing necessary and/or desirable to be done in and about the premises in order to effectuate the same as fully to all intents and purposes as he himself/she herself might or could do if personally present, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ David W. Nelms	Chief Executive Officer and Director (Principal Executive Officer)	June 29, 2007
David W. Nelms

/s/ Roy A. Guthrie Roy A. Guthrie	Executive Vice President, Chief Financial Officer and Director (Principal Financial Officer; Principal Accounting Officer)	June 29, 2007

/s/ Roger C. Hochschild	Director	June 29, 2007
Roger C. Hochschild

/s/ Diane E. Offereins	Director	June 29, 2007
Diane E. Offereins

/s/ Philip A. Laskawy	Director	June 29, 2007
Philip A. Laskawy

EXHIBIT INDEX

Exhibit Number	Description
4(a)	Amended and Restated Certificate of Incorporation of the Company (incorporated by reference to Exhibit 4(a) to the Company’s Registration Statement on Form S-8 filed on June 29, 2007, relating to the Discover Financial Services Omnibus Incentive Plan).

4(b)	Amended and Restated Bylaws of the Company (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed on June 19, 2007).

4(c)	Discover Financial Services Directors’ Compensation Plan (incorporated by reference to Exhibit 10.3 to the Company’s Current Report on Form 8-K filed on June 19, 2007).

5	Opinion of Christopher Greene, Esq.

23(a)	Consent of Deloitte & Touche LLP.

23(b)	Consent of Christopher Greene, Esq. (included in Exhibit 5).

24	Powers of Attorney (included on Signature Page hereto).